Exhibit 99.1

(1)
This statement is being filed by The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co. (“Goldman Sachs”), GS Advisors VI, L.L.C. (“GS Advisors”), GSCP VI Advisors, L.L.C. (“GSCP VI Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP VI Offshore Advisors”),  Goldman, Sachs Management GP GMBH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital VI”), GS Capital Partners VI Offshore Fund, L.P. (“GS Capital VI Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany VI”), GS Capital Partners VI Parallel, L.P. (“GS Capital VI Parallel”), GSCP VI Parallel ProSight, L.L.C. (“GS Capital VI Parallel ProSight” and together with GS Capital VI, GS Capital VI Offshore, GS Germany VI and GS Capital VI Parallel, the “Funds”), ProSight Equity Management Inc. (“ProSight Equity”), ProSight Investment LLC (“ProSight Investment”) and ProSight Parallel Investment LLC (“ProSight Parallel Investment” and collectively, the “Reporting Persons”).

(2)	Due to the electronic system’s limitation of 10 Reporting Persons per joint filing, this statement is being filed in duplicate.

(3)
5,596,000 of the shares of Class A Common Stock, par value $0.001 per share (“Common Stock”), of Tiptree Financial Inc. (the “Company”) reported herein were received by indirect subsidiaries of ProSight Global Holdings Ltd. (“ProSight Global”) on August 5, 2014 in exchange for their limited partnership interests in Tiptree Financial Partners, LP.  ProSight Investment and ProSight Parallel Investment are shareholders of ProSight Global. ProSight Equity is the manager of ProSight Investment and ProSight Parallel Investment. The Funds own ProSight Investment and ProSight Parallel Investment.

(4)
Each of (i) GS Capital VI and its general partner, GSCP VI Advisors, (ii) GS Capital VI Offshore and its general partner, GSCP VI Offshore Advisors, (iii) GS Capital VI Parallel and its general partner, GS Advisors, (iv) GS Germany VI and its general partner, GS GmbH, and (v) GS Capital VI Parallel ProSight may be deemed to beneficially own indirectly the 5,596,000 shares of Common Stock held by indirect subsidiaries of ProSight Global.

(5)
For purposes of Rule 13d-3(a) and Rule 16a-1(a) only (and not for any other applicable purpose), GS Group and Goldman Sachs may be deemed to beneficially own indirectly the 5,596,000 shares of Common Stock held by indirect subsidiaries of ProSight Global because (i) the Funds own ProSight Investment and ProSight Parallel Investment, (ii) GS Advisors, GSCP VI Advisors, GSCP VI Offshore Advisors and GS GmbH are affiliates of GS Group and Goldman Sachs, (iii) Goldman Sachs is the investment manager of certain of the Funds and (iv) of the relationship between ProSight Equity and Goldman Sachs.  Goldman Sachs is a wholly-owned subsidiary of GS Group.   As of August 5, 2014, Goldman Sachs beneficially owned directly, and GS Group may have been deemed to have beneficially owned indirectly, 4,174 shares of Common Stock, and Goldman Sachs also had open short positions of 39,632 shares of Common Stock.

(6)	The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein, if any.